032 Putnam U.S. Government Income Trust
3/31/09 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1     Class A   24,287
          Class B   1,589
          Class C   637

72DD2     Class M   606
          Class R   59
          Class Y   297

73A1      Class A   0.300
          Class B   0.256
          Class C   0.256

73A2      Class M   0.288
          Class R   0.285
          Class Y   0.316

74U1	  Class A   79,154
	  Class B   5,704
	  Class C   2,770

74U2	  Class M   1,989
	  Class R   222
          Class Y   862

74V1	  Class A   13.00
	  Class B   12.93
	  Class C   12.96

74V2	  Class M   12.99
	  Class R   12.93
          Class Y   12.94

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 77Q3 74P

On September 26, 2008, the fund entered into an Agreement with another registered investment company (the Seller) managed by Putnam Management. Under the Agreement, the Seller sold to the fund the right to receive, in the aggregate, $2,002,118 in net payments from Lehman Brothers
Special Financing, Inc. in connection with certain terminated derivatives transactions (the Receivable), in exchange for an initial payment plus (or minus) additional amounts based on the funds ultimate realized gain (or loss) with respect to the Receivable. The
Receivable will be offset against the funds net payable to Lehman Brothers Special Financing, Inc. and is included in the Statement of assets and liabilities within Payable for investments purchased. Future payments under the Agreement are valued at fair value following procedures approved by the Trustees and are included in the Statement of assets and liabilities. All remaining payments under the Agreement will be recorded as realized gain or loss.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.